Exhibit 99.6

Filed pursuant to Rule 425 under the

Securities Act of 1933, as amended, and

deemed filed under Rule 14a-12 under the

Securities Exchange Act of 1934, as amended

Filer: Broadcom Corporation

Commission File No.: 000-23993

Subject Company: Broadcom Corporation

Raw Transcript

28-May-2015

Avago Technologies Ltd. (AVGO)

Acquisition of Broadcom Corp by Avago Technologies Ltd Call

Total Pages: 20
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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Avago Technologies Ltd Conference Call to discuss this definitive agreement to acquire Broadcom. My name is Steve, and I’ll be your operator for today. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. [Operator Instructions] As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the call over to Director of Investor Relations, Ashish Saran. Please proceed sir.

Ashish Saran

Thank you, operator, and good morning, everyone. We will be covering two topics today. First, Avago’s Chief Financial Officer, Tony Maslowski will review Avago’s second quarter financial results and business outlook. Then, he will turn the call over to our CEO, Hock Tan to introduce our guest and discuss our proposed acquisition of Broadcom. We will only take questions after prepared comments.

Press releases on both topics and supplemental information on the transaction are available in the Investors section of Avago’s website at avagotech.com. In addition, this conference call is being webcast live, and a recording will be available via telephone playback and will also be archived in the Investors section of our website.

During discussion of earnings, Tony will be providing details of our second quarter fiscal year 2015 results, background on our third quarter fiscal year 2015 outlook, and some commentary regarding the business environment. In addition to U.S. GAAP reporting, Avago reports certain financial measures on a non-GAAP basis. Reconciliations between GAAP and non-GAAP measures is included in the table attached to today’s press release. Comments made during today’s call will primarily refer to our non-GAAP financial results.

As a reminder, today’s call will include forward-looking statements regarding our future business performance and the expected timing and completion of the proposed transaction as well as financial impact to Avago. These statements include risks and uncertainties that could cause our actual results to differ materially from the statements made on this call. Please refer to our press releases today and our recent filings with the SEC for information on specific risk factors.

Now let me turn the call over to Tony.

Anthony E. Maslowski

Thank you, Ashish, and good morning, everyone. In light of the Broadcom announcement this morning, I will provide an abbreviated review of our recent business highlights and second quarter fiscal 2015 financial results. Complete second quarter financial results and third quarter guidance is included in our earnings announcement, which was released earlier today.

As you are all aware, we closed the Emulex transaction on May 5 two days into our third fiscal quarter. Accordingly, Q3 guidance will include expected contributions from Emulex. I want to remind you that my comments today will focus primarily on our non-GAAP results from continuing operations unless otherwise specifically noted.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Revenue of $1.65 billion in second quarter represents a decrease of 1% from the prior quarter. Revenue from the industrial and wire segments came in better than our expectations. The wireless segment performed as expected as we saw weaker than expected revenue from the enterprise storage segment. Gross margin and earnings per share came in much stronger than expectations driven by favorable mix.

Moving on to our segments starting with wireless. In the second quarter, revenue from our wireless segment declined by 13% sequentially, and compared to the same quarter last year, wireless grew by 66%. Looking at the third quarter of fiscal 2015, we expect growth to resume in our Wireless business with a high-single-digit sequential revenue growth. We are expecting the start of a ramp in a large handset OEM as they transition to their next-generation platform. We also expect to continue the product ramp we started in the prior quarter at another large handset OEM.

Turning to our Enterprise Storage segment. In the second quarter, Enterprise Storage revenue came in below expectations, declining by 4% sequentially. The sequential decline in Enterprise Storage was primarily due to the well-known weakness in the HDD end market. Our server and storage connectivity businesses had a strong quarter, driven by broader adoption of our PCI Express switches.

Starting with our third fiscal quarter, Emulex products will become a part of our server and storage connectivity businesses. In our third fiscal quarter, we expect a seasonal uptick in our HDD business and our custom SSD controllers to continue to ramp.

We expect our core server and storage connectivity businesses, not including Emulex to maintain their momentum and contribute a similar level of revenue in the third quarter. Collectively, with Emulex, we expect our Enterprise Storage segment revenue to grow close to 25% sequentially.

Moving on to the Wired Infrastructure segment. Our Wired segment performed better than expected in the second quarter with revenues increasing by 10% sequentially. ASIC revenue was up by double-digits sequentially. Fiber optics revenue was also up from the prior quarter, led by an increase in 40-gig shipments.

Please note that prior to the third fiscal quarter of this year, Avago sales to Emulex were included in the wired segment result. But starting with the third quarter, these sales will become intercompany transactions and will be eliminated from externally reported wired segment results. For the third quarter, we expect our wired segment revenues to decline by low single digits sequentially. The decline is entirely due to the impact of previous Emulex revenue generating transaction being eliminated.

Turning to our industrial and other segment, in the second quarter, our industrial and other segment revenue increased by 38% sequentially, well above expectations due to higher than expected licensing revenues. Industrial retail were up slightly from the prior quarter. Looking into the third quarter of fiscal 2015, we expect to continue to see replenishment of our industrial product inventory at our distributors and expect industrial retail to sustain from the prior quarter.

However, after the sharp spike in the second quarter, we expect a large decline in licensing revenue in the third quarter which will drive overall segment revenues to sequentially decline by about 20%. So in summary, at the midpoint of guidance, our third quarter consolidated revenues are projected to grow to $1.74 billion or up close to 6% sequentially.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Now turning to a few items on our financial results. Foxconn was a greater than 10% customer in the second fiscal quarter. Our second quarter gross margin from continuing operations was 61% which was above our guidance range of 57.5% to 59.5%, primarily due to the higher-than-expected licensing revenues, which carry a higher gross margin than our corporate average.

Total operating expenses for the second quarter were $297 million, $3 million above guidance, primarily because of higher than – excuse me, higher-than-anticipated spending on certain R&D engineering materials and higher payroll taxes due to stock option exercises.

Taxes came in at $40 million in the second quarter, slightly above our guidance. This was primarily due to higher net income than forecast. Second quarter interest expense was $53 million. Other income net was $12 million, resulting from a number of items including gains from foreign exchange and interest income.

Our share-based compensation in the second quarter was $57 million. In the third quarter of fiscal 2015, we anticipate share-based compensation would be approximately $82 million. In the second quarter, we spent $177 million on capital expenditures. During the quarter, we also paid $605 million to reduce our outstanding term loans.

As announced earlier this month, on May 5, 2015, two days into the third quarter, we paid $583 million in cash to acquire all outstanding share of Emulex Corporation. With the completion of the Emulex acquisition, Emulex’s 1.75% convertible notes are convertible at an increased conversion rate until June 30, 2015 under the fundamental change make-whole provision of the notes. As a result of the acquisition, upon conversion, noteholders will receive cash based on the $8 per share acquisition price.

If all holders elect to convert their notes during this period, it will result in a cash payout of approximately $180 million in the third quarter. However, at this time, we do not know how many old holders will elect to convert their notes. As mentioned, we’ll take questions on our Q2 results at the end of this call.

Now I will turn it over to our President and CEO, Hock Tan.

Hock Tan

Thank you, Tony. Good morning, everyone. First, I would like to mention that with me on this call today, our special guests from Broadcom, Dr. Henry Samueli, Co-Founder, Chairman and CTO; Scott McGregor, President and CEO; and Eric Brandt, CFO. I’m also privileged to have Avago’s Chairman, Jim Diller with us today.

Now this is an important day in the evolution of both Avago and Broadcom. The combination of our companies creates a global diversified leader in communications semiconductors with a combined enterprise value of approximately $77 billion. This transaction adds a significant number of category-leading franchises to the Avago platform. As you know, Avago has established a strong track record of successfully integrating company onto our platform. We currently estimate annual run rate synergies of at least $750 million to be achieved within 18 months after the close of the transaction.

And over the medium to longer term, we intend to bring the combined company to a level of profitability, operating profitability [indiscernible] (11:51) consistent with Avago’s long-term target financial models. This transaction will immediately be accretive to non-GAAP earnings per share and cash flow, which we believe significantly enhances long-term shareholder value for both Avago and Broadcom shareholders.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Turning to the next slide, slide 4, the combined company will have annual revenues of approximately $15 million, which makes it, in our view, the third largest semiconductor company in the world in terms of revenue.

Moving on to slide 5, this combination creates a diversified communications semiconductor company to the balance mix of revenue across wired and wireless end markets. Additionally, Broadcom’s broadband business provides new end markets within our wired segment. It is important to note Avago maintains a strong position within its enterprise storage and industrial segments, and we will continue to strongly invest in these businesses.

Turning on to slide 6, in the past, we have communicated the importance of delivering proprietary and differentiated technology to drive leadership positions in the markets in which we compete. As you already know and see in this slide, Avago has a proven roster of leading franchises across diverse set of technologies, RF, fiber to ASIC technology, which have contributed a strong financial performance and highly profitable business model. As you further see on that slide with Broadcom, we will add several new category-leading franchises where we do not overlap today, enabling us to continue building the leading communication platform in the semiconductor industry.

Broadcom’s heritage is rooted in delivering broadband and video service to the world, and as such, the company is a category leader in silicon solutions for broadband access and set-top boxes. Within the datacenter and networking infrastructure, Broadcom’s leadership in Ethernet and PHY is a testament to its significant investment in proprietary silicon and software products. Lastly, to capture the opportunity afforded by the proliferation of wireless and connected devices, Broadcom has established a leading position in integrated and discrete connectivity products.

On slide 7, you can see that the combined business will be levered to numerous secular growth trends in the wired infrastructure and wireless communications market. The proliferation of LTE, 4G otherwise known, and other wireless devices around the globe is driving an increase in the amount of semiconductor content per device, an explosion in the amount of data traffic running through public and private datacenters.

We believe we are in the beginning stages of enhanced networking within the home as people use their wireless devices to connect to various entertainment, security and comfort functions that are all driven by pervasive broadband access. The acquisition of Broadcom will allow us to leverage this secular growth trend more deeply across all of our business segments to drive our financial performance.

With that, I will now turn this call over to Broadcom President and CEO, Scott McGregor, for his remarks.

Scott A. McGregor

Thank you, Hock. This is a landmark day in the history of the industry, and we at Broadcom are very much excited to be part of it. It’s been an amazing journey in the 10 years since I’ve been CEO of Broadcom. We’ve successfully expanded our leading franchises for the Wired and Wireless end markets.

We’ve successfully expanded our footprint and franchise in a range of markets, including set-top boxes, broadband access platforms, connectivity for portable devices, and switching for the enterprise data center and service provider, all as we strive to realize our mission of connecting everything.

The company generated just over $2.5 billion in revenue in my first year as CEO, and we grew that to over $8 billion in 2015. We’ve worked hard to establish a reputation for financial discipline, profitable growth, and returning capital to shareholders. I’m proud of the Broadcom team for these accomplishments and thank them for all their hard work and tireless dedication.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

The journey is not over though. Today’s news is exciting because it better prepares the combined company for the next step in that journey. As we’ve discussed at previous Broadcom Analyst Day events and Investor events, the industry is changing and we believe that to deliver success for both our customers and shareholders, significant size and scale are becoming increasingly important. The combination of Broadcom and Avago makes us better prepared for that next step. We believe the transaction benefits all of Broadcom’s key stakeholders. Our customers will gain access to greater breadth of technology. Our employees will benefit from opportunities as part of the third largest semiconductor company in the world.

For our stockholders, the transaction provides both compelling upfront value as well as the opportunity to participate in the future rep side of the combined business. We are very proud that the entity that emerges from the combination of Broadcom and Avago will carry the Broadcom name. The new Broadcom will build on the strengths of both companies to emerge as a leader in both the communication markets as well as the broader semiconductor industry.

With that, I’ll turn the call back to Tony.

Anthony E. Maslowski

Thanks, Scott. On slide 8, we highlight what the combined businesses will look like from a financial perspective. As you have seen, Avago has a proven operating model with industry-leading margins and a history of successfully integrating companies onto our platform.

Using last 12 months data, the combined company will have over $15 billion of revenue and approximately $5 billion of combined EBITDA before any synergies. We expect to achieve $750 million of annual run rate cost synergies within 18 months from the close of the transaction.

As Hock previously mentioned, we intend to bring the combined company over time to a level of profitability consistent with Avago’s long-term target model. Under the terms of the definitive agreement, Avago will acquire Broadcom for $17 billion in cash consideration and the economic equivalent of approximately $140 million Avago ordinary shares valued at $20 billion as of May 27, 2015, resulting in Broadcom shareholders owning approximately 32% of the combined company.

Based on Avago’s closing share price as of yesterday, the implied value of the merger consideration for Broadcom is $37 billion. For each share of Broadcom, shareholders will have the ability to elect $54.50 in cash or 0.4378 ordinary share in a newly formed Singapore holding company, HoldCo or a restricted equity security that is the economic equivalent of 0.4378 ordinary share of HoldCo that will not be transferrable or exchangeable for HoldCo ordinary share for a period of one to two years from the closing of the transaction or a combination thereof.

The shareholder election will be subject to a proration mechanism based on the total merger consideration of $17 billion of cash, and approximately 140 million shares and share equivalent, which is anticipated result in the payment in the aggregate in the range of 50% cash, and 50% equity for the transaction. Upon closing of the transaction, Avago shareholders will exchange their ordinary shares for HoldCo ordinary share on a 1:1 basis.

We’ll be financing the transaction consideration with the combination of newly issued equity, $8 billion in cash from the balance sheet of the two companies, and $9 billion in fully committed debt financing. Closing of the transaction is expected by the end of the first calendar quarter of 2016, and is subject to regulatory approval in various jurisdictions, as well as approval of Avago and Broadcom shareholders.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Moving to the final slide, we provide some additional detail on the transaction financing. Avago has secured $15.5 billion in committed financing for the transaction, $6.5 billion of which will be used to refinance existing Avago and Broadcom debt facilities. Current debt to last 12 months EBITDA today stands at 1.8 times, which is down significantly from the 3.8 times at the time we announced the LSI transaction.

Pro forma for the transaction and inclusive of the $750 million of expected synergies, debt-to-LTM EBITDA will be 2.7 times. The committed financing is in the form of fully pre-payable bank facilities with limited financial covenants. We’ll provide more details on financing towards the close of the transactions. I will now turn over the call for questions. Operator, can you please open the line?

Hock Tan

Okay. Audience, in posing your questions, I would suggest if you choose to direct a question specifically to one of the [inaudible] (22:43) in the call please, you are welcome to do so. Otherwise, you could direct it to me and I could redirect it appropriately. Please go ahead.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And standby for your first question which come from the line of Vivek Arya from Bank of America. Please go ahead.

Vivek Arya	Q

Thank you for taking my question and congratulations on this announcement. Hock, just two quick questions for you. Do you see any areas of potential divestiture in the combination, anything that might be needed either from a regulatory perspective or to meet your profit goals? And part B is, what is driving the $750 million in cost synergies? If you could give us some color whether it’s from a cost perspective or OpEx perspective? And I have a small follow-up.

A

Okay. Let’s take the first question, first. The two are obviously somewhat interrelated. But let’s handle the first one, first. First, of which you had a couple of points. The first point is there is very little, if any overlap of the products of the two companies. That is a very interesting [ph] fact (24:21). They’re both fairly substantial companies in the semiconductor space but the overlap is zero, minimum at best, but zero.

And even though we may have common customers, common strategic customers on our side, so that’s very good in terms of consideration on divestments from any regulatory requirements. We don’t believe there is any overlap.

In terms of the second part, which is for financial considerations, it is very premature at this point for me to be able to comment on it simply because we are not as familiar as we should be with Broadcom’s various businesses.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

We are very well aware of the strong franchises, the sustainable franchises, I would say that exist out there. We’ll apply the same criteria we have applied in the past when we look at the portfolio. But that’s not something we will do immediately.

And so at this point, I really don’t have an answer for you except to say we’ll probably – we’ll apply the same methodology we have used before very successfully to hold very sustainable, successful franchises on a common platform.

On the second part of synergy, on the second part on synergies, [indiscernible] (25:56) – the straight, simple is this. If the synergies’ run rate, annual run rate we’re talking about of at least $715 million a year, first of all, it does not include any anticipated portfolio restructuring. These are purely synergies arising from overlapping support functions be they sales, SG&A, the usual function of G&A, and probably some common engineering functions that both companies have in order to support the various product lines.

So this is a straight off purely support functions. We have not factored in as yet any portfolio benefits from portfolio restructuring.

Okay, Tony, you want to add anything to it?

Anthony Maslowski	A

No, again, similar to the game plan with LSI, this is purely in the area of synergies as Hock mentioned. It’s not contemplating any type of portfolio restructuring. So it’s really in that first bucket. And again, similar to the outside transaction, we’re talking about 18 months to get there. So some of it will come fairly quickly. And some of it will come near the end of those 18 months as we integrate the two companies.

Vivek Arya	Q

All right. Very helpful. And may I have a follow-up, if I may, to Henry or Scott. Congratulations also on this transaction. And I’m just wondering if this was a competitive bidding process. Were there other discussions? Are there any kind of restrictions? If you could give us some background, some color behind this transaction? Thank you.

Scott McGregor	A

Vivek, we’ll be able to share more about that when we put our proxy out, which will come out as fast as we can here in the next months. But you’ll be able to read all the details of the transaction in the Proxy.

Vivek Arya	Q

Thank you.

Hock Tan	A

Next question, please.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Operator: The next question comes from the line of Ross Seymore from Deutsche Bank. Please go ahead.

Ross Seymore	Q

Hi, guys, and echoing the congratulations on the big deal. I guess, on the cost side of the equation, Hock or Tony, the – getting to the 30% gross margin you put in the slide back there, the $750 million gets you there. From the 30% to the 40% long-term target, I know you’re not going to give us any specific details. But conceptually, can you talk whether you can say it’s more cost-driven, revenue-driven, any sort of general framework would be helpful.

A

Well, again, as I mentioned earlier, Ross, Phase 1 is really around the pure synergies and we might outperform those synergies as one category you can count on. Then, we get into some level of potential portfolio restructuring. And then, obviously, like I said, as you know, with the LSI transaction, our long-term goal is the same, get it to the Avago model.

Ross Seymore	Q

Great. And just as my follow-up on it, both for Hock or Scott or Henry, you guys haven’t mentioned anything about revenue synergies. That’s typical at this point in the deal. But can you just talk about where you think the two companies could be complementary from a revenue perspective?

Scott A. McGregor	A

I think it’s early days and hard to really get a good assessment of that, Ross, at this point. But one of the things we did observe when we were going through talking about our businesses with each other is how often we appear in the same kinds of boxes and same kinds of devices. We might do an SoC on one device and Avago is in the connectors or in the phones there in the FBAR filters right next to many of our components. And so I think the opportunity here is to look for those kind of synergies and also to bring a lot more value to our customers and providing a more complete solution.

Hock Tan	A

And to add to that, Scott, is 100% correct. We believe with this broader portfolio of products under one umbrella and common customer base which we see very, very clear across, we believe we can add a lot more value to be more relevant to those key strategic OEM customers.

Ross Seymore	Q

Great. Thank you.

Operator: And your next question comes from the line of John Pitzer from Credit Suisse. Please go ahead.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

John Pitzer	Q

Yeah. Good morning, guys. Let me echo my congratulations with everyone else. I’m going to keep my questions I think on the Avago’s core business.

Hock Tan	A

Could you give me a second, please. Operator, I think could you speak up. Operator, for some reason, the line is kind of hard to hear.

Operator: I have increased the volume on John’s line.

Hock Tan	A

Okay. Thank you.

John Pitzer	Q

Hock, is this any better?

Hock Tan	A

Much better.

John Pitzer	Q

Okay. Perfect. My congratulations along with everyone else. Hock, just I’ll keep my questions more to the wireless business at Avago. Just on the FBAR, you mentioned that the fiscal third quarter is going to see a ramp at a large OEM customer for their new product. Wondering if you could help us understand how you think FBAR content will trend with that new product. And I guess more importantly, I’d love to get an update of FBAR penetration into the China LTE market and kind of how the capacity plans for going for FBAR for the remainder of this calendar year? Thank you.

Hock Tan	A

Three questions. We’ll try to take it one by one. On the first question, you should know I mean, in general, the general trend in high-end smartphones is that the number of bands those smartphones, those high-end smartphones as generation progress continue to support, continue to increase very, very linearly is our view. So from one generation to the next, we think significant increase in our content. And by the way, in many of those, we are selling not just discrete FBAR, I was excited to say we are selling RF front end modules which includes – integrated in the module not just multiple filters, FBAR filters to cover multiple bands, but also power amplify to fit. So it is sales definitely to continue increase in content, dollar content.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

On the second question related to FBAR in China, yes, there is continuing increase in demand for FBAR for use on China LTE bands as penetration of those phones increase. We continue to be somewhat limited in our ability, obviously, to directly support this market except in direct manner through large OEM – large global OEMs and our limitation obviously, relates to the quarter question you have which is our capacity.

Our capacity increase in our FBAR set continues to expand, expand and continue to expand according to plan, which is what is enabling us to significantly, as Tony indicate increase our revenue in our wireless business sequentially this quarter from last quarter and will likely continue to increase our revenue in wireless next quarter compared to this quarter.

Q

That’s all for me. Thank you very much.
Operator: And your next question comes from the line of Craig Hettenbach from Morgan Stanley. Please go ahead.
Craig Hettenbach	Q

Yes. Thank you so much. Hock, it looks like a very exciting opportunity with the networking particularly within the datacenter where both Avago and Broadcom has strong franchises. So, can you comment a little bit in terms of the combined portfolios, and what type of leverage you can see as you look to attack the datacenter?

Hock Tan	A

At this point, I mean, we are still operating vertically as distinct separate companies. We each – in the case of Avago, we offer solutions on enterprise storage, and in the case of Broadcom, they are offering switches, Ethernet switches and Ethernet controllers, and I’ll let Scott expand more on that. And the both are all very distinct products to these same customers. As I say, we like to believe there is some synergies in terms of our broader range of products supporting the same customer in a much more value added way.

But I just think it’s kind of early for us to predict how we’re going to manage this in any fashion.
Craig Hettenbach	Q
Okay. And any comments from Scott on the Broadcom side?
Scott A. McGregor	A

No. I agree with Hock. I mean, I think, we have a number of complementary products and there’ll be opportunities to provide just both a broader footprint within many of those customers and offer more value to them.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Craig Hettenbach	Q

Okay. And if I can move to that core business, Tony, like you mentioned, not a big surprise at this point, the weakness in [ph] ACDs (35:49) but it sounds like that business improves into the July quarter. Can you talk about storage, the split between kind of servers and what you’re seeing maybe on the PC front?

Anthony E. Maslowski	A

Well, again, I think, what we see is the HDD, some seasonal recovery in the back half. And remember, we’re more focused on desktop and enterprise.

Hock Tan	A

Let me expand slightly on that. Thank you, Tony. And Tony is 100% correct. We saw, as you reported in Q2 and last quarter, a decline in our businesses in both [indiscernible] (36:29) channel as well as [indiscernible] (36:31) into the hard drive in the space and it’s – and unavoidably.

However, the positive side is our concentration, I would say, our focus in the HDD, hard disk drive industry, are largely in the nearline space, which are largely in data centers, some in the enterprise, high-end enterprise rise, and almost non-existent in notebooks and mobile 2.5-inch drives.

So while we are affected, obviously, from some of the high-end enterprise and some from desktops, nearline continues to be holding up very well and this is where we have a very strong market position. And we are not very much – we are not affected by the softness that exists in notebooks.

So overall, while our business decline in Q2 in hard disk drives, as we reported a decline is probably less than you would expect reading have this triumph in the street trend. We are also seeing stabilization of demand from our key customers on our components into the hard disk drive market, and we also see – keep in mind our current quarter, Q3, extends to the end of July as opposed to a calendar quarter. So we are seeing definitely a level of stabilization as Tony indicated in his remarks, likely uptick by the end of this quarter in demand on hard disk drive.

And part of it is because they’re very much in data centers [ph] near line (38:32) demand and that business continues to be pretty strong.

Craig Hettenbach	Q

Appreciate all the color. Thanks, Hock.

Operator: And your next question comes from the line of Harlan Sur from JPMorgan. Please go ahead.

Harlan Sur	Q

Thank you and congratulations to both teams. This question is for – first question is for Henry. Broadcom had a very strong model of centralized engineering to kind of maximizes developed IP across the BUs and the product lines. As you look at the Avago capabilities and the R&D model, can you just kind of compare and contrast the development styles?

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Henry Samueli	A

Sure. Broadcom does leverage a lot of centralized IP development across our different product lines especially given the fact that we are so SoC or system-on-a-chip focused. And I think we will be able to incorporate some of that activities in the Avago model because there’s some SoC activities there as well. For the non-SoC-type businesses, obviously, they’re very different and can operate fairly independently. So, I think it’s going to take some combination, and it’ll just take a very close look after the deal close.

We’ll sit down and see where we can leverage, centralize and where we can’t, and we’ll just make intelligent decisions on partitioning engineering to be the most efficient possible to maximize the profitability of the company. So, it’s still premature but I think it’ll probably be some blended approach as we go forward.

Harlan Sur	Q

Great. Thanks for that. And then can the team help us understand how we should think about the tax rate of the combined entity on a go-forward basis?

A

Yeah, sure. So obviously, we have our tax rate at Avago ticked up slightly during the [ph] LSI thing (40:29), so we’re traditionally at this kind of 3%. And we’re now currently at 6% on a non-GAAP basis. Broadcom has a very good tax rate in low-single digits as well. The combined rate will be somewhere between the two but obviously, we have to take our time because it’s a pretty complicated structure going forward. So, I would say it’s going to be no worse than the Avago trending down to a number between the two over time.

Harlan Sur	Q

Great. Thanks, Tony. Thank you very much.

Operator: And your next question comes from the line of Steve Smigie from Raymond James. Please go ahead.

J. Steven Smigie	Q

Great. Thanks a lot, and I’ll add my congratulations as well. I’m just curious as we look at combining some of these products on the Wireless side. I guess as I look at typical, say, Broadcom Wi-Fi solution that requires I think or the connectivity solutions require some sort of power amplification. Would it be the case now that when Broadcom or the [indiscernible] (41:39) provides a reference design that would now open that includes the Ava go power amplifier or other RF components or would that still be open to other RF players?

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

A

Well, certainly, there’s an opportunity to provide some value. Many of the, for example, wireless LAN chips we do today already integrate power amplifiers but there are many opportunities for filters and other parts. And so, I think one of the great opportunities, putting these two companies together is now that we offer so many more technologies we can create better integrated solutions and create a much more complete platform. So I think that’s a real added value going forward.

J. Steven Smigie	Q

Okay. Great. Thank you. And then, Hock, just a follow-up question on the Wireless business, is there anything that Broadcom brings to the table that can allow you to create more sophisticated SoCs going forward or front-end modules?

Hock Tan	A

On the RF front, [indiscernible] (42:44) to really get into it. As you probably know, our strength, and that by itself offers an opportunity obviously that we don’t know – because we have been – Avago has been focused in the RF front while run very much on cellular bands related to the RF side especially filters and power amplifiers. That’s obviously a lot of silicon SoC requirements that Avago has never been able to – or have never focused on levering on or taking advantage of. And obviously, with this combination, our managers we will be much more sensitive to such opportunities and it could offer that, but at this point, might be a bit premature to speculate.

J. Steven Smigie	Q

Okay. Great. Thanks and congratulations again.

A

Thank you.

Operator: And your next question comes from the line of Stephen Chin from UBS. Please go ahead.

Stephen Chin	Q

Hi. Thanks for taking my questions, and congratulations on the deal as well. My first question is regarding the use of the combined cash of the company. Has it driven the Singapore holding company for the final entity? Just wondering how the usage of Broadcom to offshore cash will be handled? Will it be immediately available for use in this deal? Is that part of the cash that was mentioned in the communications side as well?

Anthony E. Maslowski	A

Yes. So we intend to repatriate some of their cash, and there’ll be a small pass burden connected with that. And then long term, we’ll be able to use the cash produced by Broadcom onshore as well as the Singapore cash will remain the ability to move it anywhere around the world. There will be a portion that will continue to build up offshore in the long-term model.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Stephen Chin	Q

Got it. Thanks, Tony. Then as a follow-up, question on the custom SSD controller business. I was wondering if some of the growth that you’re seeing there now, is that on the enterprise SKU market store and is there any client surging or potentially as well? Thank you.

A

On that question, and to clarify, I assume you’re referring to customized controllers for SSDs. We are largely [indiscernible] (45:16) in enterprise. And the growth we are seeing a lot is in demand for SSDs in data centers, especially on the nearline side. So, we are seeing a strong demand. As I mentioned earlier, when it comes to hard disk drives, there’s a lot of demand for storage in data centers, especially from cloud guys and for SSDs. And we are seeing a strong ramp in those sectors for our products?

Q

Okay. Thank you, Hock.

Operator: And your next question is from the line of Vijay Rakesh from Mizuho. Please go ahead.

Vijay Rakesh	Q

Hi, guys. Congratulations, Hock. Just a couple of questions, wondering what the combined company will look like in between in terms of mix between the different segments, the Wireless Infrastructure and Storage? And also, if there is any customer concentration between the segments?

Hock Tan	A

Well, in slide number – I forgot. I think, 5, we have attempted to put the combination in terms of revenue by end market. And without having the number, specific numbers, eyeballing it, I would say, between while Infrastructure would be the largest segment and that might probably be about less than 40%, 35%, 40%, Wireless would be about 30% and between Enterprise Storage and, excuse me, Industrial, it will be another roughly 30%.

So in rational numbers, we would have Wired, Wireless as the biggest components with enterprise storage still a significant component.

Vijay Rakesh	Q

Got it. Any customer concentration there are there [indiscernible] (47:22) breakup fee?

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Hock Tan	A

Well, it’s an interesting question, yes, in customer concentration because – I’d be direct about it. In Avago, as you know, our business model turns on the fact that we developed proprietary very differentiated solutions for winners in various respective markets especially niche markets where we can offer very strong solutions which our targeted customer can use to expand, to grow their market position.

Maybe not surprisingly, and because of that we get customer concentration on Avago side. Not surprisingly, Broadcom follows a similar strategy. And so combine the two companies, yes, I will continue to see the kind of customer concentration that exist in these two separate companies. And there will be customer concentration.

Vijay Rakesh	Q

Great. Thanks for that, Hock. Any thoughts on any breakup fee, here? Thanks.

Hock Tan	A

We like to think there never will be.

Vijay Rakesh	Q

Thanks a lot. Congratulations.

Hock Tan	A

Thank you.

Operator: And your next question is from the line of Romit Shah from Nomura Securities. Please go ahead.

Romit Shah	Q

Yes. Thank you. The long-term margin target that you set out for Broadcom, does that exclude stock option expense for both companies, Tony, as you probably know Broadcom includes [ph] ESO (49:07) and their non-GAAP EPS whereas I think you, guys, exclude it.

A

Yeah. So this is excluded.

Romit Shah	Q

Okay. And then I have to ask, Hock, are you worried about someone coming in and outbidding your offer?

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Hock Tan	A

Well, it’s good to be paranoid. And to be honest, I don’t know the answer to that. We do the best – we put the best – our best foot forward. There’s a lot of synergies, there’s a lot of common cultures sinking between the two companies and I like to believe that the company and that with our – the structure of this transaction which is both cash, but also shares of the final combined entity, that it won’t be hard priced for anyone to try to match it on a equivalent basis. Let’s put it that way. So, yeah, we feel a little paranoid, but at the end of the day, we think we put a pretty strong deal forward to what I believe is a very great company.

Romit Shah	Q

Okay. Thank you. Congratulations.

Hock Tan	A

Thank you.

Operator: And your next question comes from the line of Srini Pajjuri from CLSA Securities. Please go ahead.

Srini Pajjuri	Q

Thank you and let me add my congratulations to both teams here. Tony, on the balance sheet, you’re raising about, I guess, the gross debt is going to be about $15.5 billion. Just wondering in terms of the debt capacity, how do you feel about it and if going forward, if there are further opportunities that come along in terms of M&A, how should we think about it? And then the combined entity is probably going to generate anywhere from $6 billion to $7 billion in free cash flow fairly soon, so if you can talk about fairly soon. So if you can talk about the priorities for the use of the cash?

A

Okay. So first things first and you won’t believe me. But we always have some capacity and we’ll take some time to digest this deal. The debt we’re putting on is smaller than what we did on the LSI thing. So there is still some capacity there. This is a big deal to digest going forward so we’ll be opportunistic at best in the next couple of years.

The other side of it is use of cash. It’s still the traditional Avago use of cash in that first off, it’s for internal use for our CapEx needs. Secondly, it would be some type of debt paydown to a level that is sub 2 – 1 to 2 EBITDA to debt ratio type thing. And then finally, the last one is the dividend. And in the long distance, any type of share repurchase. So that priority is the same.

Romit Shah	Q

Okay. Great. And then, maybe one for Hock. Hock, I mean, looking at your long-term model, I think the margin profile looks pretty solid. But top line, 5% is not bad but given how much you guys are growing and given, I guess, if you exiled baseband business from Broadcom, I think, they are probably growing north of 5%. Just curious as to why only 5%, why not a bit more? Thank you.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Hock Tan	A

Let me clarify something. Broadcom doesn’t have baseband any longer, if I hear you right. So please take that out. But that aside, no, you’re right, our key focus on our business model long-term, and to put it is, very sustainable growth. So it’s various multiple sustainable franchises in very strong niche markets that we like and our key word is sustainability.

And I know, over the last couple of years, you have seen us obviously exceed those numbers we are putting. But that’s short-term – that’s very – my view that it’s still short term. For long-term model, we like to believe that we still continue to grow but I don’t think I want to put in a very – what has been a period of very strong growth over the last two years as representative of what we could sustain for the next five years. For us, we put 5% is probably conservative, but it’s certainly something we believe is very achievable and very consistent. We have a concept that we are a multiple sustainable franchisers that keeps grinding on nicely for us even five years from now.

Q

Great. Thank you.

Operator: And now, our last question from Ian Ing from MKM Partners. Please go ahead.

Ian Ing	Q

Yes. Congratulations on creating a tremendous entity here. The long-term target 60% gross margins, I mean, Broadcom running below that. Do you expect to get there through product mix like FR or can you get some procurement scale and things like sourcing of wafers?

Hock Tan	A

To be honest, all of the foregoing. We don’t lose any opportunity. We turnover every route, but you’re right 100%. We believe that by a broader portfolio of products, greater value added to our core group of customers that we will be able to offer higher value products and repeat higher margin, obviously.

We also, as you correct say, we have a – on a more unique business, our FR set continues to expand. And we’re going to by the beginning of next year as you know, 8-inch from 6-inch, and that has – it’s not just about just supplying more wafers and more revenues. It’s also about reducing our wafer cost by at least 30%. So that’s cost reduction. Then finally, as you also indicated, combining two supply chain organizations under one umbrella would also create synergies and help obviously reduce our cost of goods sold and otherwise, improve gross margin on a marginal basis. So all the following, we believe will get us sustainably above 60% gross margin long-term.

Ian Ing	Q

Okay. And then my follow-up is – go ahead.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

A

Go ahead.

Ian Ing	Q

Yeah. My follow-up is on the – on your taxes, I mean, obviously, domiciled in Singapore, you’ve got tax holidays and tax breaks. I believe those are more of a fixed nature. So if anything, we should expect tax rate to increase or are there some ways to increase the Singapore tax holidays?

A

So again, the two entities, Avago will continue down its tax rate. And obviously, as the LSI acquisition gets further along, it will actually decline over time. And I think the Broadcom tax structure is very safe and very sustainable as well. You’ll get to a melded number there at the end of the day.

Hock Tan	A

Okay. And before we all hang up, I’d just like to take the opportunity, since Henry Samueli is here, to ask Henry to say a few things about his perspective on this combination and the opportunities that will likely arise from it.

Henry Samueli	A

Well, thank you, Hock. I am very excited about this transaction. I mean, we’ve taken two great companies and created an even greater company. The third largest semiconductor company in the world with an amazing breadth and depth of portfolio of products very complementary, almost no overlap, it’s going to be a remarkable future for us once this deal closes. And I am really honored and privileged to be able to serve as the Chief Technology Officer of the combined company, and look forward to working with all the employees both on the Broadcom side and on the Avago side to drive this company to even greater heights in the future. So thanks everybody and look forward to the future.

Hock Tan

Equally, I’m very excited especially by the fact that Henry is like a blithe in it to come over as Chief Technology Officer, because as you guys know, Avago and Broadcom has shared common culture in this respect. We compete first and foremost on innovative and technology-based solutions. That’s where we have our strength in this marketplace. And it’s great to combine two companies with strong heritage of engineering, execution, and technology innovation into under one umbrella to be frankly, the largest communications, semiconductor platform in the world. Thank you.

Operator: Thank you for your participation in today’s conference. This concludes the presentation. As you now disconnect, have a very good day.

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Avago Technologies Ltd. (AVGO)	Raw Transcript
Acquisition of Broadcom Corp by Avago Technologies Ltd Call	28-May-2015

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

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Forward Looking Statements

All statements included or incorporated by reference in this document, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Broadcom’s current expectations, estimates and projections about its business and industry, management’s beliefs, and certain assumptions made by Broadcom and Avago, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. Examples of such forward-looking statements include, but are not limited to, references to the anticipated benefits of the proposed transaction and the expected date of closing of the transaction. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement.

Important risk factors that may cause such a difference in connection with the proposed transaction include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals from the shareholders of Avago or Broadcom for the transaction are not obtained; (2) litigation relating to the transaction; (3) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (4) risks that the proposed transaction disrupts the current plans and operations of Avago or Broadcom; (5) the ability of Avago and Broadcom to retain and hire key personnel; (6) competitive responses to the proposed transaction; (7) unexpected costs, charges or expenses resulting from the transaction; (8) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (9) the combined companies’ ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined companies’ existing businesses and the indebtedness planned to be incurred in connection with the transaction; and (10) legislative, regulatory and economic developments. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction. The forward-looking statements in this document speak only as of this date. Neither Broadcom nor Avago undertake any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to Broadcom Corporation’s overall business, including those more fully described in Broadcom Corporation’s filings with the Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K for the fiscal year ended December 31, 2014, and its quarterly reports filed on Form 10-Q for the current fiscal year, and Avago’s overall business and financial condition, including those more fully described in Avago’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended November 2, 2014, and its quarterly reports filed on Form 10-Q for its current fiscal year. The forward-looking statements in this document speak only as of date of this document. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

Additional Information And Where To Find It

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed transaction will be submitted to the shareholders of each of Broadcom and Avago for their consideration. Avago will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement/prospectus of Broadcom and Avago. Each of Broadcom and Avago will provide the joint proxy statement/prospectus to their respective shareholders. Broadcom and Avago also plan to file other documents with the SEC regarding the proposed transaction. This document is not a substitute for any prospectus, proxy statement or any other document which Broadcom or Avago may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF BROADCOM AND AVAGO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). In addition, investors and shareholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by the parties on Broadcom’s Investor Relations website (www.broadcom.com/investors) (for documents filed with the SEC by Broadcom) or Avago Investor Relations at (408) 435-7400 or investor.relations@avagotech.com (for documents filed with the SEC by Avago, Holdco or New LP).

Participants in the Solicitation

Broadcom, Avago, and certain of their respective directors, executive officers and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from Broadcom and Avago shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Broadcom and Avago shareholders in connection with the proposed transaction will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find more detailed information about Broadcom’s executive officers and directors in its definitive proxy statement filed with the SEC on March 27, 2015. You can find more detailed information about Avago’s executive officers and directors in its definitive proxy statement filed with the SEC on February 20, 2015. Additional information about Broadcom’s executive officers and directors and Avago’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available.